Exhibit 10.40

EXECUTION VERSION

REAL ESTATE SUB-RETENTION AGREEMENT
THIS REAL ESTATE SUB-RETENTION AGREEMENT effective as of the 1st day of January, 2026 (this “Agreement”) between ALEXANDER’S MANAGEMENT LLC, a New York limited liability company having an office c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (“Agent”) and VORNADO REALTY L.P., a Delaware limited partnership having an office at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (“Sub-Agent”).
RECITALS
WHEREAS, 731 Retail One LLC and 731 Commercial LLC (collectively, “Owner”) and Agent are parties to that certain Real Estate Retention Agreement, effective as of the date hereof (a copy of which is attached hereto as Exhibit A, the “Over-Leasing Agreement”; all capitalized terms used, but not defined, herein shall have the meanings set forth in the Over-Leasing Agreement), pursuant to which Agent was appointed to act for Owner in connection with the leasing of those certain condominium units located at 731 Lexington Avenue, New York, New York (as more fully identified in the Over-Leasing Agreement, the “Units”); and
WHEREAS, Agent wishes to enter into this Agreement with Sub-Agent to appoint Sub-Agent to perform the acts and duties of Agent under the Over-Leasing Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Agent and Sub-Agent hereby agree as follows:
ARTICLE I.

Appointment of Sub-Agent
A.Agent hereby appoints Sub-Agent, on the conditions and for the term hereinafter provided, to perform, on Agent’s behalf, all duties imposed on Agent under the Over-Leasing Agreement. Sub-Agent hereby accepts said appointment to the extent of, and subject to, the conditions set forth below.
ARTICLE II.

Term
A.Term. The term of Sub-Agent's retention shall be from the effective date hereof and shall continue for one (1) year hereafter, and, thereafter, shall automatically renew on a year-to-year basis, terminable by either party at the end of each year on not less than sixty (60) days' prior notice.
B.Termination of Over-Leasing Agreement. In the event the Over-Leasing Agreement is terminated for any reason, this Agreement shall immediately terminate.
ARTICLE III.

Over-Leasing Agreement
A.Generally. It is the intention of Sub-Agent and Agent that Sub-Agent shall perform all duties imposed on Agent under the Over-Leasing Agreement and shall be subject to all of the terms and provisions of the Over-Leasing Agreement.

B.Duties Imposed. Sub-Agent agrees to perform all duties imposed on Agent pursuant to the Over-Leasing Agreement.
C.Scope of Authority. Sub-Agent shall have the same scope of authority and be subject to the same limitations on such authority as are set forth with respect to Agent in the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.
D.Audit Rights. Agent shall have the same audit rights against Sub-Agent that Owner has against Agent under the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.
E.Owner Obligations. Owner shall have the same obligations to Sub-Agent as Owner has to Agent under the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.
F.Expenses Reimbursement. Sub-Agent shall be entitled to reimbursement of expenses from Owner to the same extent that Agent would be entitled to such reimbursement under the Over-Leasing Agreement.
G.Notices. A copy of each notice given by Owner to Agent under the Over-Leasing Agreement shall simultaneously be given by Owner to Sub-Agent at its address set forth in Article VIII hereof, in the manner set forth in the Over-Leasing Agreement. A copy of each notice given by Sub-Agent to Agent shall simultaneously be given by Sub-Agent to Owner at Owner’s address set forth in the Over-Leasing Agreement, as such address may change from time to time on notice from Owner.
ARTICLE IV.

Compensation
A.Sub-Agent's fee shall be computed and paid as follows:
(a)When Owner disposes of an Asset, whether individually or as part of a package or as part of the disposition of Owner’s business or a portion thereof, or as part of a plan of reorganization, by sale, assignment, lease, sublet or otherwise to a third party, or by assignment of a leasehold to the landlord or by termination of a leasehold for which Owner receives consideration (any of the foregoing, an “Asset Transaction”); or if in lieu of a disposition of the Assets, one or more third parties acquires control of Owner by merger, outright purchase, or otherwise in one or multiple transactions (any of the foregoing, an “In Lieu Asset Transaction”); then, (i) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, exceed $50,000,000, Agent shall pay an amount equal to one percent (1%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, and (ii) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, are equal to or less than $50,000,000, Agent shall pay an amount equal to three (3%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, except in the event of a lease or sublease, in which event Agent shall pay an amount equal to:
B.(i) three (3%) percent of the total base rent Gross Proceeds payable during the first ten (10) years of the term, plus
C.(ii) two (2%) percent of the total base rent Gross Proceeds payable during the eleventh (11th) through the twentieth (20th) years of the term, plus
D.(iii) one (1%) percent of the total base rent Gross Proceeds payable during the balance of the term, but in no event to exceed the thirtieth (30) year;

E.(In the event of a month-to-month tenancy, the fee shall be 50% of the first month's base rental, payable in four (4) equal monthly installments, but only for so long as such tenancy shall continue. Additional fees shall only become earned and payable (i) upon a tenant's exercise of Option(s) or Rights(s) of First Refusal, to Renew, Extend Lease or Occupy Additional Space or (ii) upon a month-to-month tenant entering into a new lease or sublease of an Asset.)
(a)Sub-Agent's fee will be paid in full simultaneously with the closing, sale, assignment or other consummation of the transaction. Fees payable with respect to a sale, assignment or In Lieu Asset Transaction shall be paid first and Sub-Agent shall not be entitled to receive any fees with respect to a lease or sublease to the extent the tenant is in default of its payment obligations thereunder, except as a result of a default by the Owner or a termination by Owner of the lease or sublease (other than a termination by the Owner resulting from the tenant's monetary default).
(b)In the event that Sub-Agent leases or subleases an Asset and the transferee, or any agent, officer, employee, or shareholder of the transferee, acquires fee-simple title to such property within five years, (i) if the Gross Proceeds from the acquisition exceed $50,000,000, Agent shall pay an amount equal to one percent (1%) of the Gross Proceeds from the acquisition, and (ii) if the Gross Proceeds from the acquisition are equal to or less than $50,000,000, Agent shall pay an amount equal to three (3%) of the Gross Proceeds from the acquisition payable in the same manner as described above; provided, however, that there shall be a credit against such subsequent fee in the amount of fees previously paid relating to that portion of the lease or sublease term which is cancelled by reason of such sale. In no event shall such credit exceed the amount of the latter fee.
(c)If an Asset for which a fee is payable hereunder contains (i) an option(s) or right(s) of first refusal to renew or extend, and a lease term(s) is renewed or extended whether strictly in accordance with the terms of such option(s) or right(s) or otherwise and/or (ii) an option(s) or right(s) of first refusal to expand, and a tenant occupies additional space whether strictly in accordance with the terms of such option(s) or right(s) or otherwise, with respect to space owned by, or leased to, the Agent, then Agent shall pay a leasing fee in accordance with the provisions of this agreement on the additional base rental to be paid, except that in the case of renewal or extension, the fee shall be calculated at the rate applicable hereunder as if such renewal or extension period were included in the initial term of the lease, and in the case of the tenant occupying additional space, the fee shall be calculated at the rate applicable hereunder as if such expansion were a new lease. Such fee shall be earned and payable at the time the extended term commences or the additional space is occupied, as applicable.
(d)If a lease for which a fee is payable hereunder contains, as a primary component of the consideration to be paid by a tenant for the rent thereunder, a percentage rent clause, Sub-Agent shall pay a fee on the percentage rent payable by the tenant at the commission rate applicable to the period of the lease term for which the percentage rent is payable. Subject to paragraph IV.A(b) of this Sub-Retention Agreement, the fee shall be payable within fifteen days after the tenant's final payment and accounting of percentage rent for the preceding lease year.
(e)In any transaction whereby Sub-Agent leases or subleases an Asset, Sub-Agent shall have the right to receive all formal notifications required pursuant to the lease to the extent that any such notice may affect the rights of Sub-Agent hereunder or the timing or payment of any fees due hereunder. In furtherance of such rights, Agent shall insert within the terms of such lease or sublease a separate paragraph that states Sub-Agent's right to notice, right to a fee as described in the above subparagraphs and Sub-Agent's address and phone number shall be included in the “notice” provision of such lease or sublease.
(f)In the event that a party other than Sub-Agent is a procuring broker who is entitled to a fee, in the event of a lease or sublease, the three percent/two percent/one percent

(3%-2%-1%) schedule set forth in paragraphs IV.A(a)(i), (ii) and (iii) above shall not be applicable and instead Sub-Agent shall be entitled to 33.33% of the fee payable to such procuring broker, and Agent (rather than Sub-Agent) shall pay the fee payable to such procuring broker. With respect to any sale, assignment or In Lieu Asset Transaction, the fees payable by Agent shall not be increased, and Sub-Agent shall pay any third party procuring broker’s fee out of Sub-Agent’s fee payable pursuant to this Agreement. For any given transaction described in the immediately preceding sentence, Agent shall be responsible for the payment of only one fee in the amounts set forth herein.
(g)The term “base rent” means the base rent set forth in any lease and shall not include any additional rent, whether for utilities, taxes or otherwise, and which is ordinarily not a component of base rent, which may be payable under such lease.
(h)Without duplication of any amounts payable hereunder, Agent acknowledges and agrees that Sub-Agent shall entitled to collect any compensation that would have otherwise been due and payable to Sub-Agent under the Original Agreement with respect to the leases and subleases of the Assets in effect as of the date hereof.
ARTICLE V.

Assignment; Cancellation
A.Neither Agent nor Sub-Agent shall assign this Agreement or any of its rights hereunder without the consent of the other party; provided, however, that (x) Sub-Agent shall have the right to assign its rights and delegate its duties under this Agreement to any of its affiliates without the consent of Agent and (y) Agent shall have the right to agree to Owner’s collateral assignment of the Over-Leasing Agreement to one or more lenders providing financing with respect to the Units and the subordination of any amounts payable by Owner to Agent to amounts payable to such lenders with respect to such financing; provided, further, that in no event shall any such subordination affect or diminish the obligations of Agent to Sub-Agent hereunder.
B.In the event that there is a change of control of Agent or Sub-Agent after the date of this Agreement, Agent shall have the right to terminate this Agreement if Agent shall determine that such change of control is reasonably likely to have a material adverse effect on the ability of Sub-Agent to perform its obligations under this Agreement.
ARTICLE VI.

No Joint Venture
It is the intent of this Agreement to constitute Sub-Agent as an independent contractor and as agent of Agent and Owner under any contract entered into by Sub-Agent on behalf of Agent or Owner in accordance with the terms of this Agreement, and this Agreement shall be so construed and Sub-Agent agrees at all times to act in conformity therewith. Nothing herein contained shall be deemed to have created, or be construed as having created any joint venture or partnership relationship between Agent and Sub-Agent. At all times during the performance of its duties and obligations arising hereunder, Sub-Agent shall be acting as an independent contractor.
ARTICLE VII.

Indemnity
A.Sub-Agent shall be a beneficiary of any indemnity provided by Owner pursuant to the Over-Leasing Agreement.

B.The terms of this Article VII shall survive the expiration or termination of this Agreement.
ARTICLE VIII.

Notices
Any and all notices, consents or directives by either party intended for the other shall be in writing sent by hand delivery or reputable overnight courier service to the respective addresses first herein set forth in this Agreement, with copies sent to Vornado Realty Trust, 210 Route 4 East, Paramus, New Jersey 07652, Attention: Chief Financial Officer, unless either party shall have designated different addresses by serving written notices of change of addresses on the other party by registered or certified mail, return receipt requested.
ARTICLE IX.

Recourse Limitation
A.Sub-Agent shall use every reasonable means to assure that all persons having dealings with Sub-Agent shall be informed that no director, trustee, shareholder, officer or agent of Sub-Agent, Agent or Owner shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of Agent, but the trust estate only shall be liable.
ARTICLE X.

Miscellaneous
A.This Agreement cannot be changed or modified, varied or altered except by an agreement, in writing, executed by each of the parties hereto. This Agreement constitutes all of the understandings and agreements of whatsoever kind or nature existing between the parties in connection with the relationship created herein.
B.This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
C.Neither Agent nor Sub-Agent shall make (and each hereby waives) any claim against the other party’s directors, trustees, beneficiaries or shareholders personally.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date first above written.

AGENT:

ALEXANDER’S MANAGEMENT, LLC, a New York limited liability company

By:    Alexander’s, Inc., a Delaware corporation

    By:     /s/ Steven J. Borenstein
        Name: Steven J. Borenstein
        Title: Secretary

SUB-AGENT:

VORNADO REALTY L.P., a Delaware limited partnership

By:    Vornado Realty Trust, a Maryland real estate     investment trust

    By:     /s/ Steven J. Borenstein
        Name: Steven J. Borenstein
        Title: Secretary

EXHIBIT A
OVER-LEASING AGREEMENT
See attached copy.

    A-1